Exhibit 99.1

Kona Grill Raises Third Quarter 2011 Guidance

Better-than-Expected Q3 Sales Raises EPS Guidance to $0.05-$0.06

SCOTTSDALE, AZ — September 19, 2011 — Kona Grill, Inc. (Nasdaq: KONA), an American grill and sushi bar, has increased its revenue and net income guidance for the third quarter ending September 30, 2011.

As the result of strong sales growth during the quarter, the company has increased its third quarter revenue guidance and now expects revenue to range between $24.1 million and $24.2 million, which is a $500,000 increase on the high end of its guidance previously revised on August 1, 2011. The updated guidance anticipates same-store sales growth of approximately 9% over the same year-ago quarter, as compared to 6% growth previously forecasted.

Accordingly, the company increased its net income guidance to $0.5 million to $0.6 million, or $0.05 to $0.06 per share, from the previous guidance of $0.1 million to $0.3 million, or $0.01 to $0.03 per share.

“Our restaurants continue to gain market share as evidenced by our strong same-store sales," said Michael Nahkunst, interim president and CEO of Kona Grill. “Our revised outlook for stronger earnings in the third quarter firmly supports our forecast of achieving profitability for the year."

About Kona Grill
Kona Grill (Nasdaq: KONA) features American favorites with an international influence and award-winning sushi in a casually elegant atmosphere. Kona Grill owns and operates 24 restaurants, guided by a passion for quality food and personal service. Restaurants are currently located in 16 states: Arizona (Chandler, Gilbert, Phoenix, Scottsdale); Colorado (Denver); Connecticut (Stamford); Florida (Tampa); Illinois (Lincolnshire, Oak Brook); Indiana (Carmel); Louisiana (Baton Rouge); Maryland (Baltimore); Michigan (Troy); Minnesota (Eden Prairie); Missouri (Kansas City); Nebraska (Omaha); New Jersey (Woodbridge); Nevada (Las Vegas); Texas (Austin, Dallas, Houston, San Antonio, Sugar Land); Virginia (Richmond). For more information, visit www.konagrill.com.

Forward-Looking Statements
The financial guidance we provide for our third quarter 2011 results, statements about our beliefs regarding profits, and certain other statements contained in this press release are forward-looking. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events, or performance and underlying assumptions and other statements that are not purely historical. We have attempted to identify these statements by using forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “believes,” “intends,” “should,” or comparable terms. All forward-looking statements included in this press release are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the ccompany’s filings with the Securities and Exchange Commission.

Kona Grill Investor Relations Contact:
Liolios Group, Inc.
Scott Liolios or Cody Slach
Tel 949-574-3860
KONA@liolios.com